Exhibit (p)(22)

Code of Ethics

November 2024

Approved by Cary Street Partners August 2024
©2024 Cary Street Partners

Why does Cary Street Partners have a Code of Ethics?

Cary Street Partners Investment Advisory LLC and Cary Street Partners Asset Management LLC (together “Cary Street Partners” or the “Firm”) recognize that a good reputation is our most valuable asset. We take very seriously the trust others place in us, and we strive to maintain the highest standards of ethical conduct. Clients should always come first, and honesty, integrity and ethical behavior are critical elements for success.

We also recognize the importance of employees saving and investing for their future. This Code of Ethics (“Code”) seeks to preserve this principle, encourages a prudent, long-term investment strategy, and discourages short-term and frequent trading. We believe this approach to investing aligns our interests with those of our clients and mitigates potential conflicts of interest that exist in the area of personal investing.

This Code was adopted to encourage and enforce high ethical standards and to address potential conflicts of interest, such as conflicts that exist when personnel have access to nonpublic information. To ensure that we act appropriately and hold ourselves to high ethical standards, we have adopted this Code that requires you to comply with certain federal securities laws and industry best practices.

Please do not hesitate to contact Compliance with any questions you have about this Code. Please note that you should consult the Investment Advisory Compliance Manual (“IA Manual”) for further details on related policies and procedures. FINRA Registered Representatives should also specifically consult the Firm’s affiliated broker-dealer’s Written Supervisory Procedures (“WSPs”) for any broker-dealer -related procedures.

General Standards to Guide You

We believe it is important to set forth, in writing, these general principles to serve as a guide to your daily conduct and behavior:

1.	The interests of clients are paramount. Always place client interests before your own.

2.	Avoid any conflict of interest (or an appearance of a conflict of interest) when conducting your personal investment transactions, gifts, and entertainment activities, outside business activities, and political contributions.

3.	Avoid actions where you profit from your position with Cary Street Partners at the expense of clients or that bring your independence and judgment into question.

4.	Keep client and nonpublic information strictly confidential and discuss it only with others that need to know that information in order to do their job.

5.	Conduct yourself honestly, with integrity and in a professional manner to preserve and protect your personal reputation and our reputation as a Firm.

Who Should Comply with this Code?

All full-time employees, and certain others as designated by Compliance, should comply with the requirements of this Code, as applicable to them as a Supervised Person, an Access Person, or a Super Access Person. For purposes of this Code, Supervised Persons are the same as Access Persons, and such terms are interchangeable. Compliance will notify you of your Access Person status. Throughout this Code, provisions only applying to Super Access Persons are clearly identified.

Supervised Persons/Access Persons (These terms are interchangeable, and the term Access Person will be used going forward within this Code)

Compliance has designated all full-time Firm employees as Access Persons. Compliance will also designate other persons as Super Access Persons, who:

(1) have access to nonpublic information regarding investment advisory clients’ transactions in securities or the portfolio holdings of any Reportable Fund (any registered investment company or ETF advised by the Firm, including the proprietary TACK ETF); or

(2) are involved in making securities recommendations to clients or who have access to investment strategy recommendations that are nonpublic.

In addition to the groups designated above, under certain circumstances, other individuals will be required to comply with this Code (e.g., temporary workers, interns and consultants; or certain Cary Street Partners Financial LLC (“CSPF”) Board Members) as either Access Persons or Super Access Persons, as deemed appropriate by Compliance. Compliance will notify such individuals when, and if, they are subject to the Code and their Access Person status. Compliance will exempt certain Access Persons from being subject to this Code if Compliance has reviewed and approved another third-party Code of Ethics to which the Access Person is subject.

Super Access Persons	All Firm Executive Committee members and full-time employees in certain branches or offices where trading activities are performed, or where investment strategy decisions are made, will be designated as Super Access Persons, and will have additional responsibilities. Please note that all responsibilities and requirements listed for Access Persons will automatically apply to Super Access Persons as well.

Activities All Access Persons Should Avoid

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Trading on Inside Information: You may not use knowledge about any client securities recommendations, holdings, or transactions (or investment strategies or potential transactions) for personal profit. Do not transact in any security when you possess material, nonpublic information about that security or its issuer (see “What is Insider Trading?” below).

Note: Unless you have a legitimate business purpose, do not discuss material, nonpublic information with anyone other than a representative of Compliance. You may assume that all client holdings and transactions information is generally not public information. Contact Compliance for assistance in determining if information is considered material, nonpublic information.

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Certain Security Recommendations and Rumors: Due to the potential for conflict, you should not recommend a transaction in a security to anyone outside of business purposes and should disclose any personal conflict of interest when discussing securities for business purposes. You should avoid participating in the circulation of any rumor regarding a security that is meant to influence market conditions.

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Unapproved Outside Positions/Outside Business Activities (“OBAs”): You may not accept any position with, or receive any compensation from, any unaffiliated entity until approved by Compliance. Uncompensated involvement (where you do not hold a position) with a non-profit entity also requires prior approval, especially where your participation relates to financial services (e.g., assisting with financial decisions such as a finance committee).

Note: Generally, Compliance will approve OBAs as long as they do not create a material conflict of interest. Contact Compliance if you are uncertain whether you need to obtain prior approval. In cases where pre-approval is necessary, it is processed through Cary Street Partners’ automated system (My Compliance Office (“MCO”) system).

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Excessive Gifts: You and your family or household members are discouraged from accepting or giving any favor, service, special accommodation, event, or other item (“Gift”) of more than de minimis material value from or to any person or entity that does business with, or seeks to do business with or on behalf of, the Firm. Such Gifts are generally prohibited where they could be viewed as overly generous or reasonably could be expected to compromise an Access Person’s or another’s independence and objectivity. For Gifts and Entertainment purposes under this Code, “de minimis” shall be considered to be the annual receipt/provision of Gifts from or to the same source valued at $100 or less per individual recipient/source, when the Gifts are in relation to the Firm’s business. Gifts do not include Business Entertainment; however, entertainment, and the pre- clearance process for Gifts and Business Entertainment, is addressed in more detail later in this section. Finally, political contributions, discussed separately below, are not considered Gifts.

KEY TAKEAWAYS FOR

ACCESS PERSONS

Do not trade on client holdings/transaction information

Do not trade on material, nonpublic information (MNPI)

Do not discuss MNPI with anyone other than Compliance

Contact Compliance if you think you may have MNPI

Do not recommend a security transaction to anyone or spread rumors

Preclear/report OBAs, gifts and political contributions

Do not provide/receive excessive gifts or entertainment

Do not purchase a security you are restricted from trading

Promptly report Code violations to Compliance

Report any account in which you are able to trade a Reportable Security, including those managed by investment professionals and those of certain related persons

Do not invest in unapproved or prohibited IPOs or Limited Offerings

Submit periodic reporting in a timely manner as instructed by Compliance

You should seek prior approval from Compliance in cases where you are unsure of whether a Gift would be viewed as overly generous, or in any case where a proposed Gift is over $100. What may constitute “overly generous” Gifts will be determined on a case-by-case basis by Compliance. In cases where pre-approval for Gifts is necessary, it is processed through the Firm’s automated system. It is acknowledged that such pre-clearances, as described above, will only be submitted, and reviewed in cases where the Gift is prospective in nature, quantifiable, and can be properly analyzed. In other cases, the Gift should be reported for appropriate review after the Gift is received.

Exceptions: Promotional Gifts of little intrinsic value such as coffee mugs, calendars, plaques, trophies or similar items solely for the purpose of presentation and display of a company’s logo, where the estimated value of the item is nominal (i.e., under $20), are not required to be logged or reported, as such items are not included in the calculation of the aggregate value of Gifts required to be reported by the U.S. Department of Labor (“DOL”). That said, this exception does not cover promotional Gifts that clearly have a value in excess of $20 (e.g., a $400 golf club embossed with a company logo would likely be prohibited, but should be pre-cleared and reported; a pen valued at $75 and embossed with a company logo would likely not be prohibited, but should be reported). Finally, occasional Gifts of a personal nature (e.g., for the celebration of a wedding, birth of a child, or other life events) are generally excluded if not in relation to the business of the recipient. Such occasional gifts require prior approval of Compliance, but are generally approved. FINRA registered representatives are subject to separate recordkeeping requirements and stricter enforcement of the $100 de minimis limitation.

●	Excessive Business Entertainment: Access Persons may host or attend a business entertainment event of reasonable value, such as a dinner or sporting event that serves a legitimate and appropriate business purpose (“Business Entertainment”). Such Business Entertainment is generally prohibited where it could be viewed as overly generous or reasonably could be expected to compromise an Access Person’s or another’s independence and objectivity. Access Persons should seek prior approval or pre-clearance from Compliance in cases where they are unsure of whether the entertainment (or a gift as described above) may be viewed as overly generous, or in any case where a proposed gift is over $100, or business entertainment is over $250 in estimated value. What may constitute “overly generous” Gifts or entertainment may be determined on a case-by-case basis by Compliance. In cases where pre-approval for Gifts and entertainment is necessary, it is processed through the MCO system. It is acknowledged that such pre-clearances (as described above) will only be submitted and reviewed in cases where the entertainment event or Gift is prospective in nature, quantifiable, and can be properly analyzed. In other cases, approval may be obtained and reported after the Gift is received or the event has taken place.

Exceptions: Certain reporting exceptions are made for continuing education opportunities, industry seminars/conferences or the occasional participation in lunches, dinners, cocktail parties, sporting activities or similar gatherings conducted in the normal course of business so long as such events are considered normal and customary under the circumstances (“Industry Events”). Contact Compliance if you are uncertain whether an Industry Event is normal and customary. Where an entertainment event or Gift is included as part of such conferences or events (which may entail multiple meals and entertainment events), the employee will log the Industry Event, and it must always be approved, but it is not necessary to include the value or estimated cost of each meal, Gift, or activity--just provide a description of the overall conference or similar Industry Event.

●	Restricted List Trading: You are prohibited from purchasing a security on the Firm’s Restricted List or a security assigned to a “Blackout Period” (i.e., TACK) as directed by Compliance. Compliance will notify you if and when a security on the Restricted List applies to you. We will also notify you with respect to any further restrictions or obligations with respect to investment professionals acting on your behalf.

●	Unapproved Political Contributions: You must seek pre-clearance prior to making Political Contributions, coordination/solicitation of Political Contributions, and/or fundraising and involvement with a candidate or Political Action Committee (“PAC”) on behalf of yourself, your spouse or partner and dependent children or other household members (including volunteer activities as any expenses incurred could be considered an “in-kind contribution”). Such contributions are generally approved at de minimis levels for contributions of up to $350 per candidate per election if the contributor is entitled to vote for the candidate, and up to $150 per candidate per election if the contributor is not entitled to vote for the candidate. However, even where contributions fall within such de minimis levels, pre-clearance approval is required by Compliance for ALL contributions and activities through the MCO system. Please see the Political Contributions and Pay-to-Play policy in the Firm’s IA Manual for more details.

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Unapproved Initial Public Offerings: Access Persons may not invest in an initial public offering (“IPO”) unless they have prior approval from Compliance.

Note: Initial Coin Offerings in cryptocurrency may be deemed to be Initial Public Offerings and require preclearance. This restriction does not apply to indirect purchases due to your investment in a pooled investment vehicle that purchases an IPO. With the exception of pooled investment vehicle investments in IPOs, Access Persons should obtain prior approval for IPO investments made by an investment professional on their behalf. Compliance expects you to complete your IPO transactions within a reasonable period of time once approved. The prior approval process is generally performed through Cary Street Partners’ automated MCO system. FINRA Registered Representatives are prohibited from investing in IPOs under FINRA regulations.

●	Unapproved Limited/Private Offerings: Access Persons may not invest in a limited offering (a private, unregistered pooled investment vehicle or other private securities offering) unless they have prior approval from Compliance. Compliance has granted blanket preclearance approval for certain limited offerings and certain securities in employer sponsored retirement plans such as 401(k) plans. Access Persons do not need to obtain approval for mandatory capital calls for previously reported and/or approved investments. This restriction does not apply to indirect purchases due to investments in a pooled investment vehicle that purchases limited offerings. With the exception of pooled investment vehicle investments in limited offerings, Access Persons should obtain prior approval for limited offering investments made by an investment professional on their behalf. Compliance expects Access Persons to complete their limited offering transactions within a reasonable period of time once approved. The prior approval process is generally performed through Cary Street Partners’ automated MCO System.

What is Insider Trading?

Insider Trading	Insider Trading is the act of buying or selling any securities while in possession of inside information.
Inside Information	Inside information is material, nonpublic information (“MNPI”) relevant to a security. Whether a particular item is “material” or “nonpublic” will be judged with 20-20 hindsight. Accordingly, when in doubt as to a particular item of information, you should presume it to be material and not to have been disclosed to the public. Do not hesitate to contact Compliance with any questions you may have.
Material Information	Information is material where there is a substantial likelihood that a reasonable investor would consider the information significant in making an investment decision, or where the information could reasonably be expected to have a substantial effect on the price of a security. Material information can be positive or negative and can relate to virtually any aspect of an issuer’s business.
Nonpublic Information	Information is “nonpublic” as to a security until it has been effectively communicated to the marketplace through a press release, SEC filing or other appropriate media and enough time has elapsed to permit the investment market to absorb and evaluate the information. In many cases, this process may require the passage of several trading days after any initial disclosure. If there is any doubt whatsoever as to whether information has been effectively communicated to the marketplace, such information should be considered nonpublic until such time as there is no doubt.
Tipping	Tipping is the act of communicating inside information to others who trade on the basis of such information (i.e., any information that might affect the price of the security).
Penalties	Both the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange are very effective at detecting and pursuing illegal insider trading cases and they have aggressively prosecuted inside traders and tippers. Any person who engages in insider trading or tipping can face a substantial jail term (up to 20 years), civil penalties of up to three times the profit gained (or loss avoided) by that person and/or his or her “tippee,” and criminal fines of up to $5,000,000.

Activities Super Access Persons Should Avoid

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Unapproved Trading in Reportable Securities: Super Access Persons may not invest in a Reportable Security (see “Which Securities are Reportable?” below) unless they have prior approval from Compliance. Compliance has granted blanket preclearance approval for certain limited offerings and certain securities in employer sponsored retirement plans such as 401(k) plans. Approval will generally be valid through the trading day following the request. If circumstances change for which the approval was granted, the Super Access Person should contact Compliance to confirm that the approval remains valid (e.g., Super Access Person has obtained material non-public information). Prior approval is not required on trades in accounts managed by a third-party investment professional, where the Super Access Person does not have discretion (other than trades in IPOs and limited offerings as noted above). The prior approval process is generally performed through Cary Street Partners’ automated MCO system.

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Same-Day Trading: Super Access Persons generally may not invest in a security on the same day that clients are trading in the same security with the exception that the associate’s account is trading in a block trade with their client(s). Compliance can make exceptions to this restriction on a case-by-case basis where there is no apparent conflict with client transactions.

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Short-Term Trading: Super Access Persons generally may not profit from the purchase and sale (or a short sale) involving the sale and purchase of the same security within a 30-calendar day period.

Note: The short-term trading restriction does not apply to trading in mutual fund shares (Super Access Persons are expected to comply with any mutual fund’s short-term trading policy), municipal fund securities (529 plans), exchange traded funds (ETFs), transactions where an investment professional is acting on your behalf and you have no discretion with respect to the account, cryptocurrency (e.g. Bitcoin) and other transactions permitted by Compliance as an exception from this general prohibition. Trades made in violation of this prohibition should be unwound, if possible.

KEY TAKEAWAYS FOR SUPER

ACCESS PERSONS

Follow all previous takeaways for Access Persons plus the following:

Do not invest in Reportable Securities unless you have prior approval

Do not profit from short-term trading in a 30- calendar day period

Do not trade on the same day as client transactions

Exception: Compliance can allow exceptions to this policy on a case- by-case basis when the abusive practices that the policy is designed to prevent, such as front running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. The ban on short-term trading profits is specifically designed to deter potential conflicts of interest and front running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade. Compliance shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. Compliance may consider granting an exception to this prohibition for hardship reasons or if the securities involved in the transaction are not being considered for purchase or sale by an investment strategy. Compliance shall retain a record in MCO of any exceptions granted and the reasons supporting the decision.

What Access Persons Need to Do

●	Report Violations: You should promptly report any violations of this Code to Compliance.

Compliance shall report all violations (including non-material, technical violations) to the Executive Committee of the Firm. The Executive Committee shall consider reports made to it and shall determine whether or not there has been a material violation of the Firm’s Code and what sanctions, if any, should be imposed, including, among other things, a letter of censure or suspension, fines, personal trading bans, or termination of the employment of the violator.

●	Submit an Acknowledgement of Receipt: You are required to submit an acknowledgement confirming that you have received, reviewed, and that you understand the Code at the following time intervals: initially upon becoming an Access Person; on an annual basis; and following each amendment to the Code.

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Submit Trade Confirmations and Account Statements: At the request of Compliance, both Access and Super Access Persons are required to submit trade confirmations and account statements. (With the exception of your personal brokerage accounts that are feeding into the MCO system).

Note: Compliance could determine that duplicate trade statements and confirmations are not necessary (e.g., accounts where the Access Person is only able to trade mutual funds that are not Reportable Funds or for certain employer sponsored retirement accounts).

●	Report Certain Accounts: All Access Persons should report any account maintained by a broker-dealer or other entity in which they own any security or are able to trade a Reportable Security (see “Which Securities are Reportable?” below), including accounts managed by an investment professional. Initially and on an annual basis, the Access Person is required to certify to Compliance that the Access Person has no direct or indirect influence or control over the trading in the account and that the Access Person provided clear and direct instructions to the investment professional regarding the requirements of this Code.

Access Persons should also report additional accounts as follows: those held in the name of their spouse/domestic partner; those of a minor child or other child of the Access Person or their partner (provided that the child resides in the same household as, or is financially dependent upon, the Access Person or their partner); those of any other family member or related person living in their household or who is financially dependent; and those of any other person or entity (e.g., investment club, trustee/fiduciary roles) if Access Person or partner has direct/indirect control over the account or securities in the account.

Note: In providing this information, Access Persons may rely upon account information accessible by Compliance and Human Resources, and reporting is generally done through Cary Street Partners’ automated MCO system.

●	Submit Preclearance Requests for Purchase of IPOs and Limited/Private Offerings: The prior approval process and reporting is generally done through Cary Street Partners’ automated MCO system.

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Submit an Initial Report: All Access Persons should submit an initial holdings report and securities account certifications no later than 10 days after employment begins.

Note: In providing this information, Access Persons may rely upon account statements submitted to, or accessible by, Compliance and Human Resources and reporting is generally done through Cary Street Partners’ automated MCO system. The information included in the holdings report should not be more than 45 days old at the time of submitting the report.

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Submit an Annual Report: You are required to submit an annual holdings report and securities account certifications.

Note: In providing this information, Access Persons may rely upon account statements submitted to, or accessible by, Compliance and Human Resources, and reporting is generally done through Cary Street Partners’ automated MCO system. The information included in the holdings report should not be more than 45 days old at the time of submitting the report. At this time, Access Persons will also submit the Annual Compliance Questionnaire as part of the annual certifications process.

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Submit a Quarterly Report: You are required to submit a quarterly transaction report and certification no later than 30 days after calendar quarter end.

Note: In providing this information, Access Persons may rely upon account statements submitted to, or accessible by, Compliance and Human Resources, and reporting is generally done through Cary Street Partners’ automated MCO system. Compliance is able to accept a brokerage statement in lieu of a transaction report, at its discretion. The quarterly certification portion of this report will also include disclosures regarding OBAs, gifts, political contributions, etc.

●	Be Aware of General Exceptions: Compliance will make reasonable exceptions from this Code, as deemed appropriate. Access Persons do not need to report:

(1)	automatic investment plan and systematic withdrawal plan transactions (often used in 401(k) employer plans/transactions); and

(2)	transactions in a security held in an account where the Access Person does not have direct/indirect control.

What Super Access Persons Need to Do

●	Perform All Required Procedures Above for What Access Persons Need to Do in Addition to the Following Actions:

○	Report Certain Accounts: Super Access Persons have the same requirements as for Access Persons with some additional steps. Accounts managed by an investment professional where the Super Access Person has no direct or indirect influence or control (has no discretion) are not subject to the prior approval/preclearance process described below (other than for IPOs and Private Funds/Limited Offerings to which they are subject) or the short-term trading prohibition required for Super Access Persons. Initially and on an annual basis, you are required to certify to Compliance that you have no direct or indirect influence or control over the trading in the account and that you provided clear and direct instructions to the investment professional regarding the requirements of this Code. Other reporting requirements are the same as for Access Persons.

○	Submit Preclearance Requests for Trading in Reportable Securities: Super Access Persons are prohibited from investing in or selling a Reportable Security (see “Which Securities are Reportable?” below) unless they have prior approval from Compliance. Compliance has granted blanket preclearance approval for certain limited offerings and certain securities in employer sponsored retirement plans such as 401(k) plans. Such blanket preclearance approval will be determined on a case-by-case basis.

Approval will generally be valid through market close on the trading date following the date on which Compliance approval is received. If the trade is not completed before such preclearance expires, you are required to again obtain preclearance for the trade. If circumstances change for which the approval was granted, you should contact Compliance to confirm that the approval remains valid (e.g., Super Access Person has obtained material non-public information they did not have before). Prior approval is not required on trades in accounts managed by a third-party investment professional, where the Super Access Person does not have discretion (other than trades in IPOs and limited offerings as noted elsewhere in this Code).

Note: The prior approval process is currently performed manually with a preclearance form, but will eventually be performed through Cary Street Partners’ automated MCO system. No Super Access Person may preclear their own trades.

○	Be Aware of General Exceptions: Compliance will make reasonable exceptions from this Code, as deemed appropriate. For example:

■	Access Persons and Super Access Persons do not need to report: (1) automatic investment plan and systematic withdrawal plan transactions (often used in 401(k) employer plans/transactions) and (2) transactions in a security held in an account where you do not have direct/indirect control. As noted above, certain employer plans will be excluded from reporting or preclearance responsibilities on a case-by-case basis.

■	Super Access Persons are excluded from preclearing Reportable Securities purchased, sold, acquired, or disposed of in the following transactions:

1.	A purchase or sale that is non-volitional on the part of the Super Access Person, including (i) a purchase or sale upon the exercise of puts or calls written by the Super Access Person, (ii) sales from a margin account, pursuant to a bona fide margin call and (iii) a purchase or sale performed by an independent financial professional acting with sole discretion and performed pursuant to an arrangement previously reported to Compliance;

2.	A purchase that is part of an automatic dividend reinvestment plan or other similar program, including any sale through a systematic withdrawal plan;

3.	A purchase effected upon the exercise of rights issued by an issuer pro rata to all holders of the Reportable Security, to the extent such rights were acquired from the issuer, and sales of such rights so acquired; and

4.	An acquisition or disposition of a Reportable Security through a gift or bequest.

Which Securities are Reportable?

Reportable	Non-Reportable

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Notes

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Stocks

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Bonds

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Convertible and Preferred Securities

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Transferable Shares

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Security Certificates of Deposit

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Rights

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Warrants

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Options

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Reportable Funds (generally any affiliated funds, proprietary, or Firm-managed funds (e.g., the TACK ETF and CSP Global funds)) Closed-End Funds

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Non-traditional Exchange-Traded Funds (“ETFs”) (Leveraged, inverse, leveraged inverse, etc.)

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Exchange-Traded Notes

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Limited Offerings

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Variable Annuities and Variable Life Contracts (with underlying Reportable Funds)

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Initial Public Offerings and Initial Coin (cryptocurrency) Offerings

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US Government Securities

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Bankers’ Acceptances

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Bank Certificates of Deposit

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Commercial Paper

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High-Quality Short-Term Debt Instruments

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Repurchase Agreements

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Municipal Fund Securities (529 plan shares)

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Money Market Fund Shares

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Mutual Fund Shares (excluding Reportable Funds)

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Unit Investment Trusts (excluding Reportable Funds)

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Variable Annuities and Variable Life Contracts (excluding Reportable Funds)

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Exchange-Traded Funds (“ETFs”) (but not including proprietary ETFs such as TACK)

Summary of Code of Ethics Responsibilities
Responsibility	Access Person	Super Access Person
Comply with federal securities laws	√	√
General Standards	√	√
Activities to Avoid
Trading on Client Holdings/Transaction Information	√	√
Trading on Inside Information	√	√
Discussing Inside Information	√	√
Certain Security Recommendations and Rumors	√	√
Unapproved Outside Business Activities	√	√
Excessive Gifts and Business Entertainment	√	√
Purchase or Sell Restricted List Securities	√	√
Invest in IPOs/Limited Offerings without Prior Approval	√	√
Invest in Reportable Securities without Prior Approval		√
Short-Term Trading at a Profit		√
Same-Day Transactions as Clients		√
Required Activities
Contact Compliance if you have Inside Information	√	√
Preclear Outside Business Activities	√	√
Preclear Political Contributions	√	√
Promptly Report Violations to Compliance	√	√
Report Accounts with Reportable Securities	√	√
Report Investment Professional Managed Accounts	√	√
Report Accounts of Certain Related Persons	√	√
Submit Periodic Reporting in a Timely Manner	√	√
Submit Acknowledgement of Receipt of Code	√	√
Submit Trade Confirmations and Account Statements	√	√
Submit Preclearance Requests for IPOs	√	√
Submit Preclearance Requests for Limited Offerings	√	√
Submit Preclearance Requests for Reportable Securities		√

Responsibilities of Compliance

●	Oversight of Code: Compliance (third line of defense or “3 LOD”) is responsible for overseeing compliance with this Code. Compliance will delegate certain responsibilities under this Code to Central Supervision (second line of defense or “2 LOD”) and to certain Operations Supervision Manager (“OSMs”) having roles under the first line of defense (“1 LOD”).

●	Designation of Supervised Persons/Access Persons and Super Access Persons: Compliance is responsible for designating Supervised Persons/Access Persons and Super Access Persons.

●	Review of Reports: Compliance periodically reviews personal investment transaction and holdings reports. An individual will not review his or her own reports.

●	Maintenance of Records: Compliance will maintain or have access to records required by this Code.

●	Maintenance of Your Privacy: Compliance recognizes that information collected under this Code is sensitive and private and will use its best efforts to properly handle and safeguard it. Only authorized persons (including Compliance and Supervision personnel) are permitted access to your information. It is also possible that information may be requested in connection with regulatory examinations or for other legitimate purposes.

●	Determination of Sanctions: Compliance will consult with Firm executive management (Executive Committee), if necessary, to evaluate and resolve Code violations. If you violate this Code, you will potentially be subject to sanctions, including one or more of the following:

○	a letter to your personnel file and/or personal trading file maintained by Compliance and Human Resources;

○	a monetary penalty or fine;

○	restrictions on future personal trading / transactions;

○	reversal of a transaction;

○	referral to regulatory or law enforcement agencies for material violations;

○	disgorgement of profits for material violations; and/or

○	suspension or termination of employment for material violations.

We will consider the following factors in determining the appropriateness of any sanction:

○	harm to clients;

○	frequency of occurrence;

○	degree of conflict with client interests;

○	evidence of willful or reckless disregard of the Code’s requirements; and

○	your honest and timely cooperation.